EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3 (Nos. 333-162968 and 333-167890) and the Registration Statements on Form S-8 (Nos. 333-06841, 333-35151, 333-60585, 333-90428, 333-118546, 333-127574, 333-137954, 333-148660, 333-152862, 333-162610 and 333-167515), of our report dated March 23, 2011 with respect to the financial statements and schedule of A.P. Pharma, Inc. (which report expresses an unqualified opinion and includes a matter of emphasis paragraph relating to the Company’s ability to continue as a going concern), included in this Annual Report on Form 10-K for the year ended December 31, 2010.

/s/ ODENBERG, ULLAKKO, MURANISHI & CO. LLP

San Francisco, California
March 23, 2011